Exhibit 99.1

AAR reports first quarter fiscal year 2026 results

Wood Dale, Illinois, September 23, 2025 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fiscal year 2026 first quarter ended August 31, 2025.

FIRST QUARTER FISCAL YEAR 2026 HIGHLIGHTS

(As compared to Q1 FY2025)

•	Sales of $740 million; increased 12%
•	GAAP EPS of $0.95
•	Adjusted diluted EPS of $1.08; increased 27%
•	GAAP Net income of $34 million
•	Adjusted EBITDA of $87 million; increased 18%
•	Adjusted EBITDA margin increased to 11.7% from 11.3%

“Our first quarter was a strong start to the fiscal year as we drove significant growth across all of our segments. Adjusted sales were up 17% organically largely driven by Parts Supply which was up 27% in the quarter. Once again, we saw exceptional performance out of our new parts Distribution activities as we continue to win new business and expand our market share,” said John M. Holmes, AAR’s Chairman, President and CEO.

“Our solid operational performance across Parts Supply and Repair & Engineering, as well as cost discipline, resulted in adjusted EBITDA up 18%, with adjusted EBITDA margins expanding to 11.7% from 11.3% last year.”

“During the quarter, we made investments across the Company with particular focus on supporting continued the rapid growth in Parts Supply. We also acquired Aerostrat, adding to our Trax software capabilities. As we convert these investments into profitable growth, we expect to generate positive operating cash flows over the remainder of the fiscal year.”

Holmes concluded, “We remain focused on our strategic objectives and our financial position is strong. We anticipate our sales growth will continue across all of our segments. Demand for our Parts Supply offerings remains very high and we have invested in inventory to support that demand. In Repair & Engineering, our existing hangars have a multi-year backlog and the 15% new capacity coming online in Oklahoma City and Miami in calendar 2026 has also been sold out. Additionally, we are encouraged by continued growth across our government activities and also excited by the opportunities we see for Trax within our Integrated Solutions segment. Finally, we are seeing the benefits of our prior investments and portfolio upgrades and we expect these actions to continue to drive further margin improvement and cash flow generation.”

RECENT UPDATES

NEW BUSINESS

•	Expanded Trax’s agreement with JetBlue Airways to include eMobility and its cloud hosting solution.

•	Secured multi-year exclusive defense agreement with AmSafe Bridport, a TransDigm company, to distribute their product lines across the KC-46 and C-40 platforms to the global defense and military aftermarket.

•	Subsequent to the end of the first fiscal quarter, awarded indefinite-delivery/indefinite-quantity contract with the Defense Logistics Agency Troop Support for up to $85 million to provide specialized shipping and storage containers, shelters, and accessories.

PORTFOLIO UPDATE

•	Acquired Aerostrat, a leading long-range maintenance planning software company, enhancing our Trax solutions, for a purchase price of $15 million plus contingent consideration of up to $5 million.

FIRST QUARTER FISCAL YEAR 2026 RESULTS

Consolidated first quarter sales increased 12% to $739.6 million, compared to $661.7 million in the same quarter last year. Sales to commercial customers increased 11%, or $50.4 million, primarily due to double digit growth across both aftermarket parts trading and new parts Distribution within the Company’s Parts Supply segment. Sales to government customers increased 15% over the same period last year, primarily due to increased order volume for new parts Distribution activities. Sales to commercial customers were 71% of consolidated sales in both the current and prior year quarters.

The Company reported net income of $34.4 million, or $0.95 per diluted share. For the first quarter of the prior year, the Company reported net income of $18.0 million, or $0.50 per diluted share. Adjusted diluted earnings per share in the first quarter of fiscal year 2026 were $1.08, compared to $0.85 in the first quarter of the prior year.

Selling, general, and administrative expenses were $71.2 million in the current quarter, compared to $75.9 million in the prior year quarter. Acquisition, amortization, and integration expenses were $4.4 million in the quarter, compared to $7.1 million in the prior year quarter.

Operating margins were 8.8% in the quarter, compared to 6.6% in the prior year quarter. Adjusted operating margin increased to 9.7% in the current year quarter from 9.1% in the prior year quarter, primarily as a result of increased volume and profitability in our new parts Distribution activities.

Net interest expense for the quarter was $18.5 million, compared to $18.3 million last year. Average diluted share count increased from 35.6 million shares in the prior year quarter to 35.9 million shares in the current year quarter.

Cash flow used in operating activities was $44.9 million during the current quarter, compared to $18.6 million of cash used in the prior year quarter. As of August 31, 2025, net debt was $950.0 million and net leverage was 2.82x.

Conference call information

On Tuesday, September 23, 2025, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/kv7caivs. Participants may join via phone by registering at https://register-conf.media-server.com/register/BI7581c58558ab4bbca7c34164605107b2. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/events-and-presentations/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial and government aviation markets; market position; anticipated activities and benefits related to new or expanding business relationships; contributions from acquisitions; expansion of capabilities and operational footprint; opportunities for margin improvement through operations, integration activities and other efficiency initiatives; and continued sales growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) our ability to manage our operational footprint; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of skilled personnel or work stoppages; (ix) competition from other companies; (x) financial, operational and legal risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xii) failure to realize the anticipated benefits of acquisitions; (xiii) circumstances associated with divestitures; (xiv) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xv) cyber or other security threats or disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) restrictions on use of intellectual property and tooling important to our business; (xviii) inability to fully execute our stock repurchase program and return capital to stockholders; (xix) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xx) our ability to manage our debt; (xxi) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xxii) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings filed from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended August 31,
	2025	2024
Sales	$739.6	$661.7
Cost of sales	605.9	544.5
Gross profit	133.7	117.2
Provision for credit losses	0.6	0.2
Selling, general and administrative	71.2	75.9
Earnings from joint ventures	3.0	2.3
Operating income	64.9	43.4
Gains (Losses) related to sale and exit of businesses	0.7	(0.1)
Interest expense, net	(18.5)	(18.3)
Other expense, net	(0.1)	(0.1)
Income before income taxes	47.0	24.9
Income tax expense	12.6	6.9
Net income	$34.4	$18.0

Earnings per share – Basic	$0.96	$0.50
Earnings per share – Diluted	$0.95	$0.50

Share data:
Weighted average shares outstanding – Basic	35.7	35.2
Weighted average shares outstanding – Diluted	35.9	35.6

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	August 31, 2025	May 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$80.0	$96.5
Restricted cash	11.6	12.7
Accounts receivable, net	363.5	354.8
Contract assets	146.7	140.3
Inventories, net	861.5	809.2
Other current assets	103.6	97.1
Total current assets	1,566.9	1,510.6
Property, plant, and equipment, net	161.9	158.5
Goodwill and intangible assets, net	769.0	750.4
Rotable assets supporting long-term programs	173.4	172.4
Operating lease right-of-use assets, net	91.0	93.3
Other non-current assets	167.5	159.4
Total assets	$2,929.7	$2,844.6

LIABILITIES AND EQUITY
Accounts payable	$313.5	$303.1
Accrued liabilities	225.0	251.6
Total current liabilities	538.5	554.7
Long-term debt	1,022.1	968.0
Operating lease liabilities	77.9	79.6
Other non-current liabilities	41.9	30.7
Total liabilities	1,680.4	1,633.0
Equity	1,249.3	1,211.6
Total liabilities and equity	$2,929.7	$2,844.6

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended August 31,
	2025	2024
Cash flows used in operating activities:
Net income	$34.4	$18.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14.5	14.2
Stock-based compensation expense	5.3	5.0
Changes in certain assets and liabilities:
Accounts receivable	(8.5)	(23.7)
Contract assets	(6.4)	(24.5)
Inventories	(51.8)	(14.8)
Other current assets	3.5	(8.5)
Rotable assets supporting long-term programs	(3.5)	(6.5)
Accounts payable and accrued liabilities	(16.7)	8.5
Other	(15.7)	13.7
Net cash used in operating activities	(44.9)	(18.6)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(8.7)	(7.9)
Acquisitions, net of cash acquired	(11.9)	2.9
Other	(3.2)	(0.3)
Net cash used in investing activities	(23.8)	(5.3)

Cash flows provided by (used in) financing activities:
Proceeds from long-term borrowings	153.0	––
Short-term borrowings (repayments) on Revolving Credit Facility, net	(97.0)	(5.0)
Financing costs	(2.5)	––
Stock compensation activity	(2.4)	(4.1)
Net cash provided by (used in) financing activities	51.1	(9.1)
Decrease in cash, cash equivalents, and restricted cash	(17.6)	(33.0)
Cash, cash equivalents, and restricted cash at beginning of period	109.2	96.1
Cash, cash equivalents, and restricted cash at end of period	$91.6	$63.1

AAR CORP. and subsidiaries

Third-party sales by operating segment (In millions - unaudited)	Three months ended August 31,
	2025	2024
Parts Supply	$317.8	$249.7
Repair & Engineering	214.6	217.6
Integrated Solutions	185.0	168.9
Expeditionary Services	22.2	25.5
	$739.6	$661.7

Operating income (loss) by operating segment (In millions - unaudited)	Three months ended August 31,
	2025	2024
Parts Supply	$40.9	$30.1
Repair & Engineering	20.4	21.1
Integrated Solutions	9.7	7.7
Expeditionary Services	3.0	(1.7)
	74.0	57.2
Corporate and other	(9.1)	(13.8)
	$64.9	$43.4

Adjusted net income, adjusted diluted earnings per share, adjusted sales, organic sales growth, adjusted organic sales growth, adjusted operating margin, adjusted cash flow used in operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.

•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.

•	Legal judgments and reversals related to or impacted by the Russia/Ukraine conflict.

•	Contract termination costs and benefits are comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.

•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA settlement and investigation costs, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended August 31,
	2025	2024
Net income	$34.4	$18.0
Acquisition, integration, and amortization expenses	6.4	9.0
Severance charges	1.0	––
Gain related to sale of business/joint venture, net	(0.7)	(1.3)
Government COVID-related subsidy liability reversal	(0.7)	––
FCPA investigation costs	––	5.0
Contract termination costs	––	3.2
Tax effect on adjustments (a)	(1.4)	(3.6)
Adjusted net income	$39.0	$30.3

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

Adjusted diluted earnings per share (unaudited)	Three months ended August 31,
	2025	2024
Diluted earnings per share	$0.95	$0.50
Acquisition, integration, and amortization expenses	0.18	0.25
Severance charges	0.03	––
Gain related to sale of business/joint venture	(0.02)	(0.03)
Government COVID-related subsidy liability reversal	(0.02)	––
FCPA investigation costs	––	0.14
Contract termination costs	––	0.09
Tax effect on adjustments (a)	(0.04)	(0.10)
Adjusted diluted earnings per share	$1.08	$0.85

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

Adjusted operating margin (In millions - unaudited)	Three months ended
	August 31, 2025	May 31, 2025	August 31, 2024
Sales	$739.6	$754.5	$661.7
Contract termination benefits	––	(18.7)	(9.5)
Adjusted sales	$739.6	$735.8	$652.2

Operating income	$64.9	$73.0	$43.4
Acquisition, integration, and amortization expenses	6.4	3.1	9.0
Severance charges	1.0	––	––
Government COVID-related subsidy, net	(0.7)	0.8	––
FCPA investigation costs	––	––	5.0
Contract termination costs	––	––	3.2
Gain related to sale of joint venture	––	––	(1.4)
Adjusted operating income	$71.6	$76.9	$59.2

Operating margin	8.8%	9.7%	6.6%
Adjusted operating margin	9.7%	10.5%	9.1%

Adjusted organic sales growth for the three months ended August 31, 2025 (unaudited)

GAAP sales growth	11.8%
Impact of Landing Gear Overhaul divestiture	3.3%
Organic sales growth	15.1%

Adjusted sales growth	13.4%
Impact of Landing Gear Overhaul divestiture	3.4%
Adjusted organic sales growth	16.8%

Adjusted cash flows used in operating activities (In millions - unaudited)	Three months ended August 31,
	2025	2024
Cash flows used in operating activities	$(44.9)	$(18.6)
Amounts outstanding on accounts receivable financing program:
Beginning of period	21.3	13.7
End of period	(24.3)	(29.0)
Adjusted cash flows used in operating activities	$(47.9)	$(33.9)

Adjusted EBITDA (In millions - unaudited)	Three months ended August 31,		Year ended May 31,
	2025	2024	2025
Net income	$34.4	$18.0	$12.5
Income tax expense	12.6	6.9	26.4
Other expense, net	0.1	0.1	0.3
Interest expense, net	18.5	18.3	73.6
Depreciation and amortization	13.8	13.5	55.2
Acquisition and integration expenses	2.4	5.0	10.8
Severance charges	1.0	––	––
Losses related to sale and exit of business/joint venture, net	(0.7)	(1.3)	70.3
Government COVID-related subsidy, net	(0.7)	––	0.8
FCPA settlement and investigation costs	––	5.0	65.3
Contract termination costs	––	3.2	0.2
Russian bankruptcy court judgment (reversal)	––	––	(11.1)
Stock-based compensation	5.3	5.0	19.9
Adjusted EBITDA	$86.7	$73.7	$324.2

Net income margin	4.7%	2.7%
Adjusted EBITDA margin	11.7%	11.3%

Net debt (In millions – unaudited)	August 31, 2025	August 31, 2024
Total debt	$1,030.0	$992.0
Less: Cash and cash equivalents	(80.0)	(49.3)
Net debt	$950.0	$942.7

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2025	$324.2
Less: Adjusted EBITDA for the three months ended August 31, 2024	(73.7)
Plus: Adjusted EBITDA for the three months ended August 31, 2025	86.7
Adjusted EBITDA for the twelve months ended August 31, 2025	$337.2
Net debt at August 31, 2025	$950.0
Net debt to Adjusted EBITDA	2.82